Exhibit 99.1

For Immediate Release

Majestic Capital Announces Termination of the Merger Agreement with Bayside Capital Partners;
Non-Binding Letter of Intent with AmTrust for Renewal Rights of Majestic Insurance Company

HAMILTON, Bermuda, March 21, 2011 -- Majestic Capital, Ltd. (Majestic Capital) (Nasdaq: MAJC) today announced that Bayside Capital Partners LLC (Bayside) has terminated the previously announced merger agreement with Majestic Capital. In its termination notice, Bayside cited a material deterioration in Majestic Capital’s capital surplus, an inability to secure regulatory approval for the merger, and a failure to satisfy the closing condition with respect to termination of Majestic Capital’s lease for office space in Poughkeepsie, New York on terms acceptable to Bayside. As a result of Bayside’s termination of the merger agreement, Majestic Capital’s previously scheduled Special General Meeting of Shareholders to vote on the merger agreement scheduled for March 28, 2011 has been cancelled.

The failure to complete the merger with Bayside is expected to result in a downgrade of Majestic Insurance Company’s “B++” financial strength rating and a conservation proceeding by the California Department of Insurance.  As a result, Majestic Capital and its subsidiaries expect to seek protection under applicable United States and Bermuda bankruptcy and other similar laws for the protection of creditors.

Majestic Insurance Company, Majestic Capital’s wholly-owned insurance subsidiary, has entered into a non-binding letter of intent with AmTrust Financial Services, Inc. (AmTrust) (Nasdaq: AFSI) by which Majestic Insurance Company would sell AmTrust its renewal rights and AmTrust would assume Majestic Insurance Company’s loss reserves and in-force insurance business through a loss portfolio transfer and 100% quota share reinsurance agreement. The transactions contemplated by the letter of intent are subject to negotiation and execution of definitive agreements and approval by the California Department of Insurance. Majestic Insurance Company has granted AmTrust an exclusivity period until the earlier of June 20, 2011 and the commencement of a conservation proceeding. The proposed transactions by Majestic Insurance Company with AmTrust are not expected to yield any amounts that would be available for distribution to shareholders of Majestic Capital.

Pending the closing of the transactions, Majestic Insurance Company will arrange for workers’ compensation insurance policies to be underwritten by the AmTrust group companies and reinsured by Majestic Insurance Company under the previously announced 90% quota share reinsurance agreement.

About Majestic Capital, Ltd.

Majestic Capital, through its subsidiaries, is a specialty provider of workers’ compensation insurance products and services. Further information about Majestic Capital and its business can be found on Majestic Capital’s website at http://www.MajesticCapital.com.

MAJC-E

CCG Investor Relations
Mark Collinson, (310) 954-1343

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York, NY is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

AmTrust Financial Services, Inc.
Investor Relations
Ellen Taylor
646.458.7924